EAGLE BANCORP, INC.

For Immediate Release
January 10, 2025

EagleBank Contact
Eric Newell, Chief Financial Officer, Eagle Bancorp, Inc.
240.497.1796

Eagle Bancorp, Inc. Announces Extension of Registered Exchange Offer for its Outstanding 10.00% Senior Notes due 2029

BETHESDA, MD, Eagle Bancorp, Inc. (NASDAQ: EGBN) ("Eagle") today announced that (i) the expiration date has been extended until 5:00 p.m. (Eastern Time) on January 14, 2025 (the "Extended Expiration Date") with respect to its previously announced offer to exchange (the "Exchange Offer") its outstanding unregistered 10.00% Senior Notes due 2029 (the "Original Notes") for a like principal amount of notes of the same series that have been registered under the Securities Act of 1933, as amended (the "Exchange Notes") and (ii) the result, as of 5:00 p.m. (Eastern Time) on January 10, 2025 (the "Original Expiration Date"), of such offer to exchange.

The Exchange Offer will now expire at 5:00 p.m., Eastern time, on January 14, 2025, unless extended or earlier terminated by Eagle (such date and time, as the same may be extended or earlier terminated, the "Expiration Date"). In order to be exchanged in the Exchange Offer, an Original Note must be validly tendered and not validly withdrawn at or prior to the Expiration Date and accepted by Eagle. The settlement date for the Exchange Offer will be promptly following the Expiration Date and is expected to be January 16, 2025. All terms of the Exchange Offer, other than the Expiration Date, which has been extended to give holders additional time to participate, remain unchanged.

As of the Original Expiration Date, the aggregate principal amount of the Original Notes specified in the fourth column in the table below were validly tendered and not validly withdrawn with respect to the Exchange Offer. All Original Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by Eagle.

CUSIP Number	Title of the Original Notes	Principal Amount Outstanding	Principal Amount of Original Notes Validly Tendered as of the Original Expiration Date	Percentage of Original Notes Validly Tendered as of the Original Expiration Date
268948 AC0 (Rule 144A)	10.00% Senior Notes due 2029	$72,500,000	$72,500,000	100%
268948 AD8 (Accredited Investor)	10.00% Senior Notes due 2029	$5,165,000	$1,000,000	19.4%

The terms of the Exchange Notes are identical to the terms of the Original Notes, except that the transfer restrictions and registration rights applicable to the Original Notes do not apply to the Exchange Notes.

The Exchange Offer is being made pursuant to the terms of, and subject to the conditions set forth in, a prospectus filed with the Securities and Exchange Commission (the "SEC") on December 3, 2024 (as the same may be amended or supplemented, the "Prospectus").

Wilmington Trust, National Association is acting as Exchange Agent for the Exchange Offer. Questions or requests for assistance related to the Exchange Offer or for additional copies of the Prospectus may be directed to Wilmington Trust, National Association at (302) 636-6470 or at Rodney Square North 1100 North Market Street, Wilmington, Delaware 19890-1626, Attention: Workflow Management – 5th Floor. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

Holders of Original Notes in book-entry form are advised to check with any bank, securities broker or other intermediary through which they hold Original Notes as to when such intermediary needs to receive instructions from a holder in order for that holder to be able to participate in, or (in the circumstances in which revocation is permitted) revoke their instruction to participate in, the Exchange Offer before the deadlines specified herein and in the Prospectus and the accompanying letter of transmittal. The deadlines set by each clearing system for the submission and withdrawal of exchange instructions will also be earlier than the relevant deadlines specified herein and in the Prospectus and the accompanying letter of transmittal. For holders of Original Notes in certificated form, the Exchange Agent must receive, at or prior to the Expiration Date, a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, as well as certificates for the Original Notes. This press release is for informational purposes only and does not constitute an offer to purchase, or a solicitation of an offer to sell, any Original Notes, and does not constitute an offer to sell, or a solicitation of an offer to purchase, any Exchange Notes. The Exchange Offer is being made solely pursuant to the Prospectus and related documents. The Exchange Offer is not being made to holders of Original Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. About Eagle Bancorp Eagle is the holding company for EagleBank, which commenced operations in 1998. EagleBank is headquartered in Bethesda, Maryland, and operates through twelve banking offices and four lending offices located in Suburban Maryland, Washington, D.C. and Northern Virginia. Eagle focuses on building relationships with businesses, professionals and individuals in its marketplace. Caution About Forward-Looking Statements This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements regarding expected future business and financial performance and financial condition. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Statements with respect to the Exchange Offer are forward-looking statements, based on our current expectations for the transaction, and are subject to the risk that the transaction may not be completed in a timely manner or at all, and that the final terms of the transaction may differ, possibly materially, from those described in this press release due to future events. Readers are cautioned against placing undue reliance on any such forward-looking statements. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in Eagle’s Annual Report on Form 10-K for the year ended December 31, 2023, and other filings with the SEC. Except as required by law, Eagle does not undertake to update forward-looking statements contained in this release.